PAMECO
                            CORP

CONTACT:
Van Negris / Philip J. Denning
Kehoe, White, Van Negris & Company, Inc.
(212)  396-0606

FOR IMMEDIATE RELEASE
---------------------

  PAMECO REPORTS PRELIMINARY FISCAL FOURTH QUARTER, YEAR-END OUTLOOK

NORCROSS, GA - FEBRUARY 23, 1999 - Pameco Corporation (NYSE: PCN) today announced that, as a result of the initial findings of an internal operating review initiated since the change of senior management announced on January 11th, the Company preliminarily expects to report an operating loss for the fiscal 1999 fourth quarter to end February 28th that is significantly larger than previously anticipated.

The widened operating loss for the quarter stems principally from slower than anticipated sales volumes, increased interest expense associated with higher levels of inventory, increased operating expense and other operating inefficiencies principally related to the effect at all levels of the Company of continuing problems with implementation of the Company's new enterprise-wide management information system (MIS).

For the full fiscal year to end February 28, 1999, the Company expects to report a profit from operations.

The Company also announced that it expects to take a one-time charge to fiscal 1999 earnings consisting of: (i) the write-off of certain capitalized training and software costs relating to implementation of the new MIS; (ii) a significant increase in the Company's allowance for losses on Accounts Receivable relating to the increase in aging of such receivables because of billing statement delays and other inefficiencies associated with the transition to the new MIS; (iii) the write-down of inventories associated with certain discontinued product lines; (iv) other charges for damaged equipment in inventory, stemming from an accounting policy change; (v) costs relating to the closing or combining of branch offices and to reorganization of the Company's distribution system across the country; and (vi) anticipated severance payments to the Company's former president and chief executive officer, a former executive vice president and its former chief information officer.

More specific operating data for the 1999 fiscal year will not be available until after the close of the fiscal year on February 28th. Similarly, the scope and amount of the costs associated with each category of the expected one-time charge cannot yet be determined. As such, the Company stated that it intends to report to shareholders bi-weekly beginning with the week of March 15th through press releases updating the status of the Company's operating results. To further insure strict compliance with the disclosure policy, neither the Company nor any officer or director of the Company will comment on the status of operations outside the content of the bi-weekly releases

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Pameco Corporation
Page Two
February 23, 1999



until after the final audited results for the fiscal year are published and filed with the SEC in a Form 10-K report.

James R. Balkcom, Chairman, President & Chief Executive Officer, stated: "At the time of the change in our senior management in early January, I promised to provide our shareholders with a broad overview and strategic perspective on the system transition and the overall business within a reasonable time after the close of the fiscal year. In the interim six weeks, the preliminary findings of our ongoing operations review suggested that the probable adverse impact on our financial results will be more serious than we anticipated. We are working very hard to quantify and resolve the underlying issues. As a consequence of our findings to date, we have issued this release and determined to issue bi-weekly updates until the filing of our annual report on Form 10-K. As part of the Form 10-K for the fiscal year, which is required to be filed within 90 days of the close of the fiscal year, the Company will report on the status and outlook for the business, and I will then be free to comment openly on its content."

Pameco Corporation has established a leading position in the consolidating distribution segment of the climate control industry, building a centralized, and national distribution network. Pameco's products include a complete range of heating, air conditioning and refrigeration equipment, parts and supplies ("HVAC/R") for the light commercial and residential HVAC markets and commercial refrigeration market. The products sold by Pameco are used principally for the repair and replacement of existing HVAC/R and for new construction. The Company has 361 branches and 6 distribution centers in 47 states and in 95 of the top 100 population centers in the United States.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements and other information contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties including, without limitation, the Company's plans for future business development activities, product mix, margin enhancements, the timely review of the Company's MIS and the successful implementation of the MIS and any additional enterprise wide software required to enhance the functionality thereof, eventual improvements to the Company's logistics and delivery system through the MIS, the Company's ability to operate acquired companies in a profitable manner, and other risks and uncertainties described in the Company's reports and filings with the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The projections contained herein speak only to the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

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